Exhibit 10.3

INTERCONTINENTALEXCHANGE, INC.

EMPLOYMENT AGREEMENT

FOR

RICHARD V. SPENCER

     This is an Employment Agreement entered into between IntercontinentalExchange, Inc., a Delaware corporation, or “INTCX”, and Richard V. Spencer, or “Executive”, the terms and conditions of which are as follows:

§ 1. TERM OF EMPLOYMENT

     1.1. Initial Term. Subject to the terms and conditions set forth in this Employment Agreement, INTCX agrees to employ Executive and Executive agrees to be employed by INTCX for an initial term of three (3) years, which initial term shall start on the date this Employment Agreement is signed on behalf of INTCX and shall end on the third anniversary of such date. INTCX and Executive further agree that such initial term shall be subject to extensions in accordance with the rules set forth in § 1.2.

     1.2. Extensions.

          (a) General Rule. The initial term of this Employment Agreement as set forth in § 1.1 shall be extended every six (6) months so that the remaining term of this Employment Agreement is never more than three (3) years or less than two and one half (2 112) years unless INTCX or Executive delivers written notice to the other before the effective date of any such extension that there will be no such extension, in which event there will be no extension and no further extensions of such initial term.

          (b) Effective Date for Extensions.

(1) First Effective Date. The first effective date for an extension described in § 1.2(a) shall be the last day of the six (6) month period which starts on the date INTCX signs this Employment Agreement.

(2) Second Effective Date. The second effective date for an extension described in § 1.2(a) shall be the first anniversary of the date INTCX signs this Employment Agreement.

(3) Subsequent Effective Dates. Starting with the second effective date for an extension described in § 1.2(a) there shall be two effective dates for extensions in each year, one of which shall be the second effective date for extensions or an anniversary of such date and the other of which shall be an anniversary of the first effective date for extensions.

          (c) Extensions. If the initial term is extended on the effective date for an extension under § 1.2(b), the extension shall be for period required to extend the remaining term of this Employment Agreement to three (3) years.

     1.3. Term. The initial term described in § 1.1 plus any extension of such initial term under § 1.2 shall be referred to in this Employment Agreement as the “Term”.

§ 2. TITLE, DUTIES AND RESPONSIBILITIES AND POWERS AND WORK SITE

     2.1. Title. Executive’s title initially shall be Senior Vice President, Chief Financial Officer.

     2.2. Duties and Responsibilities and Powers. Executive’s duties and responsibilities and powers shall be those commensurate with Executive’s position that are set from time to time by INTCX’s Chief Executive Officer, and Executive shall report exclusively to and shall be accountable exclusively to INTCX’s Chief Executive Officer. Executive shall undertake to perform all Executive’s duties and responsibilities and exercise all Executive’s powers in good faith and on a full-time basis during INTCX’s normal work week for senior executives and shall at all times act in the course of Executive’s employment under this Employment Agreement in the best interest of INTCX.

     2.3. Primary Work Site. Executive’s primary work site for the Term shall be at INTCX’s headquarters in Atlanta, Georgia. However, Executive shall undertake such travel away from Executive’s primary work site and shall work from such temporary work sites as necessary or appropriate to fulfill Executive’s duties and responsibilities and exercise Executive’s powers under the terms of this Employment Agreement.

     2.4. Outside Activities. Executive shall have the right to continue to serve on the board of directors of those business, civic and charitable organizations on which Executive is serving on the date INTCX signs this Employment Agreement as long as doing so has no significant and adverse affect on the performance of Executive’s duties and responsibilities or the exercise of Executive’s powers under this Employment Agreement. Executive shall not serve on any other boards of directors and shall not provide services (whether as an employee or independent contractor) to any for-profit organization on or after the date INTCX signs this Employment Agreement absent the written consent of the Chairman of the Compensation Committee of INTCX’s Board of Directors.

§ 3. COMPENSATION AND BENEFITS

     3.1. Base Salary. Executive’s initial base salary shall be $420,000 per year, which base salary shall be payable in accordance with INTCX’s standard payroll practices and policies for senior executives and shall be subject to such withholdings as required by law or as otherwise permissible under such practices or policies. Executive’s base salary shall be subject to annual review and periodic increases as determined by the

Compensation Committee of INTCX’s Board of Directors or, at the discretion of such Board of Directors, the Board of Directors as a whole.

     3.2. Annual Bonus. Executive during the Term shall be eligible to receive an annual bonus each year, and such bonus, if any, shall be determined in accordance with a plan adopted and approved by the Compensation Committee of INTCX’s Board of Directors or, at the direction of such Board of Directors, the Board of Directors as a whole. Each such bonus shall be reasonable in light of the contribution made by Executive for such year in relation to the contributions made and bonuses paid other senior INTCX executives for such year.

     3.3. Stock Options. Executive shall be eligible for grants of options to purchase stock of INTCX when and as recommended by the Compensation Committee of INTCX’s Board of Directors or, at the discretion of such Board of Directors, the Board of Directors as a whole. The number of shares subject to each such stock option grant shall be reasonable in light of the contribution made, or expected to be made, by Executive for the period for which such grant is made in relation to the number of shares subject to the stock option grants made to other senior INTCX executives based on the contributions made, or expected to made, by such to other senior INTCX executives for such period.

     3.4. Employee Benefit Plans, Programs and Policies. Executive shall be eligible to participate in the employee benefit plans, programs and policies maintained by INTCX for similarly situated senior executives in accordance with the terms and conditions to participate in such plans, programs and policies as in effect from time to time.

     3.5. Vacation and Other Similar Benefits. Executive shall accrue at least four (4) weeks of vacation during each successive one year period in the Term, which vacation time shall be taken subject to such terms and conditions as set forth in INTCX’s executive vacation policy as in effect from time to time. Executive in addition shall have such paid holidays, sick leave and personal and other time off as called for under INTCX’s standard policies and practices for executives with respect to paid holidays, sick leave and personal and other time off.

     3.6. Business Expenses. Executive shall have a right to be reimbursed for Executive’s reasonable and appropriate business expenses which Executive actually incurs in connection with the performance of Executive’s duties and responsibilities under this Employment Agreement in accordance with INTCX’s expense reimbursement policies and procedures for its senior executives.

§ 4. TERMINATION OF EMPLOYMENT

     4.1. General. INTCX shall have the right to terminate Executive’s employment at any time, and Executive shall have the right to resign at any time. However, any notice to the effect that there will be no extension of this Employment Agreement pursuant to § 1.2 shall not constitute a termination of Executive’s employment or a resignation by Executive under § 4 of this Employment Agreement.

     4.2. Termination By INTCX Other Than For Cause Or Disability Or By Executive For Good Reason.

          (a) Before a Change in Control. If INTCX terminates Executive’s employment other than for Cause (as defined in § 4.2(c)) or a Disability (as defined in § 4.2(d)) before the Effective Date (as defined in § 4.2(e)(1)) of a Change in Control (as defined in § 4.2(e)(2)) or Executive resigns for Good Reason (as defined in § 4.2(f)) before such an Effective Date, INTCX (in lieu of any severance pay under any severance pay plans, programs or policies) shall (subject to applicable withholdings)

     (1) continue to pay Executive’s base salary as in effect on the date Executive’s employment terminates for the remainder of the Term in accordance with § 3.1,

     (2) pay Executive an annual bonus in cash as if Executive had remained employed until the end of the Term in accordance with INTCX’s annual bonus payment practices in effect before Executive’s termination of employment, which annual bonus shall equal Executive’s target bonus for the year in which Executive’s employment terminates or the last annual bonus paid to Executive by INTCX, whichever is greater,

     (3) with respect to options to purchase INTCX stock which are granted to Executive after the date INTCX signs this Employment Agreement, (a) accelerate Executive’s right to exercise 100% of such options so that Executive has the right to exercise 100% of such options on the date Executive’s employment terminates and (b) treat Executive as if Executive had remained employed by INTCX until the end of the Term so that the time period over which Executive has the right to exercise such options shall be the same as if there had been no termination of Executive’s employment until the end of the Term,

     (4) (a) continue to make available coverage under the plans, programs and policies described in § 3.4 which provide healthcare, life insurance and accidental death and dismemberment benefits under which Executive was covered immediately before Executive’s employment terminated as if Executive had remained employed by INTCX for the Welfare Benefit Continuation Period (as defined in § 4.2(a)(4)(c)) or, if INTCX determines that continuing such coverage would be impracticable or undesirable, reimburse Executive for purchasing comparable coverage or, at Executive’s election, pay Executive an allowance for the remainder of the Welfare Benefit Continuation Period in lieu of reimbursing Executive for purchasing comparable coverage if Executive determines that purchasing comparable coverage would be impracticable or undesirable, and

          (b) (1) make available to Executive at the end of the Welfare Benefit Continuation Period whatever health care continuation coverage INTCX would have been required under applicable law to make available to Executive with respect to such plans, programs and policies for the period which would have been required under applicable law if Executive actually had remained employed by INTCX until the end of the Welfare Benefit Continuation Period or (2) either (A) reimburse Executive for Executive’s cost to purchase comparable health care coverage for such period to the extent that such cost exceeds the premium then charged by INTCX for the health care continuation coverage described in § 4.2(a)(4)(b)(l) if INTCX determines that making such continuation coverage available for such period would be impracticable or undesirable or, at Executive’s election, (B) pay Executive an allowance for such period in lieu of reimbursing Executive for purchasing comparable coverage for such period if Executive determines that purchasing comparable coverage would be impracticable or undesirable, where

          (c) the term “Welfare Benefit Continuation Period” means the two year period which starts on the date Executive’s employment terminates under this Employment Agreement or the period which starts on the date Executive’s employment terminates under this Employment Agreement and ends on the last day of the Term, whichever period is shorter, and

     (5) make one, or if necessary, more than one Gross Up Payment (as described in and paid in accordance with § 4.2(g) to Executive.

            (b) After a Change of Control. If Executive resigns for Good Reason after the Effective Date of a Change in Control or INTCX terminates Executive’s employment (other than for Cause or a Disability) after the Effective Date of a Change of Control, INTCX (in lieu of any severance pay under any severance pay plans, programs or policies) shall (subject to applicable withholdings)

     (1) make a lump sum cash payment to Executive equal to three (3) times Executive’s base salary as in effect on the date Executive’s employment terminates,

     (2) make a lump sum cash payment to Executive equal to three (3) times the target bonus set for Executive for the year in which Executive’s employment terminates or, if greater, the last annual bonus paid to Executive by INTCX,

     (3) (a) accelerate Executive’s right to exercise 100% of the options granted to Executive at any time after the date INTCX signs this Employment Agreement so that Executive has the right to exercise 100% of such options on the date Executive’s employment terminates, and

          (b) treat Executive as if Executive had remained employed by INTCX until the end of the three (3) year period which starts on the date Executive’s employment terminates so that the time period over which Executive has the right to exercise such options shall be the same as if there had been no termination of Executive’s employment until the end of such three (3) year period,

     (4) (a) continue to make available coverage under the plans, programs and policies described in § 3.4 which provide healthcare, life insurance and accidental death and dismemberment benefits under which Executive was covered immediately before Executive’s employment terminated as if Executive had remained employed by INTCX until the end of the Welfare Benefit Continuation Period (as defined in § 4.2(a)(4)(c)) or, if INTCX determines that continuing such coverage would be impracticable or undesirable, reimburse Executive for purchasing comparable coverage or, at Executive’s election, pay Executive an allowance for the remainder of the Welfare Benefit Continuation Period in lieu of reimbursing Executive for purchasing comparable coverage if Executive determines that purchasing comparable coverage would be impracticable or undesirable, and

          (b) (1) make available to Executive at the end of the Welfare Benefit Continuation Period whatever health care continuation coverage INTCX would have been required under applicable law to make available to Executive with respect to such plans, programs and policies for the period which would have been required under applicable law if Executive actually had remained employed by INTCX until the end of the Welfare Benefit Continuation Period or (2) either (A) reimburse Executive for Executive’s cost to purchase comparable health care coverage for such period to the extent that such cost exceeds the premium then charged by INTCX for the health care continuation coverage described in § 4.2(b)(4)(b)(1) if INTCX determines that making such continuation coverage available for such period would be impracticable or undesirable or, at Executive’s election, (B) pay Executive an allowance for such period in lieu of reimbursing Executive for purchasing comparable coverage for such period if Executive determines that purchasing comparable coverage would be impracticable or undesirable, and

     (5) make one or, if necessary, more than one, Gross Up Payment (as described in and paid in accordance with § 4.2(g)) to Executive; provided, however

     (6) Executive shall have a right (in lieu of any payments and benefits called for under § 4.2(a)) to all the payments and benefits called for under this § 4.2(b) if Executive resigns for Good Reason or INTCX terminates Executive’s employment (other than for Cause or a Disability) during the ninety (90) day period ending on the Effective Date of a Change of Control.

            (c) Cause. The term “Cause” as used in this Employment Agreement shall (subject to § 4.2(c)(5)) mean:

     (1) Executive is convicted of, pleads guilty to, or confesses or otherwise admits to any felony or any act of fraud, misappropriation or embezzlement;

     (2) Executive knowingly engages in any act or course of conduct or knowingly fails to engage in any act or course of conduct (a) which is reasonably likely to adversely affect INTCX’s right or qualification under applicable laws, rules or regulations to serve as an exchange or other form of a marketplace for trading commodities or (b) which violates the rules of any exchange or market on which INTCX effects trades (or at such time is actively contemplating effecting trades) and which is reasonably likely to lead to a denial of INTCX’s right or qualification to effect trades on such exchange or market;

     (3) There is any act or omission by Executive involving malfeasance or gross negligence in the performance of Executive’s duties and responsibilities under § 2 or the exercise of Executive’s powers under § 2 to the material detriment of INTCX; or

     (4) (a) Executive breaches any of the provisions of § 5 or (b) Executive violates any provision of any code of conduct adopted by INTCX which applies to Executive and any other INTCX employees if the consequence to such violation for any employee subject to such code of conduct ordinarily would be a termination of his or her employment by INTCX; provided, however,

     (5) No such act or omission or event shall be treated as “Cause” under this Employment Agreement unless (a) Executive has been provided a detailed, written statement of the basis for INTCX’s belief such act or omission or event constitutes “Cause” and an opportunity to meet with INTCX’s Board of Directors (together with Executive’s counsel if Executive chooses to have Executive’s counsel present at such meeting) after Executive has had a reasonable period in which to review such statement and, if the act or omission or event is one which can be cured by Executive, Executive has had at least a thirty (30) day period to take corrective action and (b) INTCX’s Board of Directors after such meeting (if Executive exercises Executive’s right to have a meeting) and after the end of such thirty (30) day correction period (if applicable) determines reasonably and in good faith and by the affirmative vote of at least a majority or, after the Effective Date of a Change in Control, at least three fourths of the members of such Board of Directors then in office at a meeting called and held for such purpose that “Cause” does exist under this Employment Agreement; provided, however, if Executive is a member of such Board of Directors, Executive shall have no right to participate in such vote, and the number of members needed to constitute a majority of, or three fourths of, whichever is applicable, the members of such Board of Directors shall be determined without counting Executive as a member of such Board of Directors.

          (d) Disability. The term “Disability” as used in this Employment Agreement means any physical or mental condition which renders Executive unable even with reasonable accommodation by INTCX to perform the essential functions of Executive’s job for at least a one hundred and eighty (180) consecutive day period and which makes Executive eligible to receive benefits under INTCX’s long term disability plan as of the date that Executive’s employment terminates.

          (e) Effective Date and Change in Control.

     (1) The term “Effective Date” as used in this Employment Agreement means either the date which includes the “closing” (as such term is commonly understood in the United States) of the transaction which makes a Change in Control effective if the Change in Control is made effective through a transaction which has such a “closing” or the earliest date a Change in Control is reported in accordance with any applicable law, regulation, rule or common practice as effective to any government or any agency of any government or to any exchange or market in which INTCX effects any trades if the Change in Control is made effective other than through a transaction which has such a “closing”.

     (2) The term “Change in Control” as used in this Employment Agreement means the occurrence of any of the following events:

(A) any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the 1934 Act), is or becomes the beneficial owner (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of securities representing 30% or more of the combined voting power of the then outstanding securities of INTCX eligible to vote for the election of the members of INTCX’s Board of Directors unless (1) such person is INTCX or any subsidiary of INTCX, (2) such person is an employee benefit plan (or a trust which is a part of such a plan) which provides benefits exclusively to, or on behalf of, employees or former employees of INTCX or a subsidiary of INTCX, (3) such person is an underwriter temporarily holding such securities pursuant to an offering of such securities, (4) such person is Executive, an entity controlled by Executive or a group which includes Executive or (5) such person acquired such securities in a Non-Qualifying Transaction (as defined in § 4.2(e)(2)(D));

(B) during any period of two consecutive years or less beginning after the closing date of the initial public offering of the common stock of INTCX, individuals who at the beginning of such period constitute the Board of Directors of INTCX cease, for any reason, to constitute at least a majority of such Board of Directors, unless the election or nomination for election of each new director was approved by at least two-thirds of the directors then still in office who were directors at the beginning of the period (either by a specific vote of such directors or by the approval of the INTCX proxy statement in which each such individual is named as a nominee for a director without written objection to such nomination by such directors); provided, however, that no individual initially elected or nominated as a director of INTCX as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board of Directors of INTCX shall be deemed to be approved;

(C) any dissolution or liquidation of INTCX or any sale or the disposition of 50% or more of the assets or business of INTCX, or

(D) the consummation of any reorganization, merger, consolidation or share exchange or similar form of corporate transaction involving INTCX unless (1) the persons who were the beneficial owners of the outstanding securities eligible to vote for the election of the members of INTCX’s Board of Directors immediately before the consummation of such transaction hold more than 60% of the voting power of the securities eligible to vote for the members of the board of directors of the successor or survivor corporation in such transaction immediately following the consummation of such transaction and (2) the number of the securities of such successor or survivor corporation representing the voting power described in § 4.2(e)(2)(D)(1) held by the persons described in § 4.2(e)(2)(D)(1) immediately following the consummation of such transaction is beneficially owned by each such person in substantially the same proportion that each such person had beneficially owned the outstanding securities eligible to vote for the election of the members of INTCX’s Board of Directors immediately before the consummation of such transaction, provided (3) the percentage described in § 4.2(e)(2)(D)(1) of the securities of the successor or survivor corporation and the number described in § 4.2(e)(2)(D)(2) of the securities of the successor or survivor corporation shall be determined exclusively by reference to the securities of the successor or survivor corporation which result from the beneficial ownership of shares of common stock of INTCX by the persons described in § 4.2(e)(2)(D)(1) immediately before the consummation of such transaction (any transaction which satisfies all of the criteria specified in (1), (2) and (3) above shall be deemed to be a “Non-Qualifying Transaction”);

Notwithstanding the foregoing, the initial public offering of the common stock of INTCX shall in no event constitute a Change in Control under this Employment Agreement.

          (f) Good Reason. The term “Good Reason” as used in this Employment Agreement shall (subject to § 4.2(f)(6)) mean:

     (1) there is a material reduction or, after the Effective Date of a Change in Control, any reduction in Executive’s base salary under § 3.1 or there is a material reduction or, after the Effective Date of a Change in Control, any reduction in Executive’s opportunity to receive any annual bonus and stock option grants without Executive’s express written consent;

     (2) there is a material reduction or, after the Effective Date of a Change in Control, any reduction in the scope, importance or prestige of Executive’s duties, responsibilities or powers at INTCX or Executive’s reporting relationships with respect to who reports to Executive and whom Executive reports to at INTCX without Executive’s express written consent;

     (3) INTCX transfers Executive’s primary work site from Executive’s primary work site on the date INTCX signs this Employment Agreement or, if Executive subsequently consents in writing to such a transfer under this Employment Agreement, from the primary work site which was the subject of such consent, to a new primary work site which is more than thirty (30) miles (measured along a straight line) from Executive’s then current primary work site unless such new primary work site is closer (measured along a straight line) to Executive’s primary residence than Executive’s then current primary work site;

     (4) INTCX after the Effective Date of a Change in Control changes Executive’s job title or fails to continue to make available to Executive the same or equivalent plans, programs and policies pursuant to § 3.4 as made available before such Effective Date absent Executive’s express written consent;

     (5) there is a material breach or, after the Effective Date of a Change in Control, any breach of this Employment Agreement by INTCX; provided, however,

     (6) No such act or omission shall be treated as “Good Reason” under this Agreement unless

          (a) (1) Executive delivers to the Chairman of INTCX’s Board of Directors a detailed, written statement of the basis for Executive’s belief that such act or omission constitutes Good Reason, (2) Executive delivers such statement before the later of (A) the end of the ninety (90) day period which starts on the date there is an act or omission which forms the basis for Executive’s belief that Good Reason exists or (B) the end of the period mutually agreed upon for purposes of this § 4.2(f)(6)(a)(2)(B) in writing by Executive and the Chairman of INTCX’s Board of Directors, (3) Executive gives such Board of Directors a thirty (30) day period after the delivery of such statement to cure the basis for such belief and (4) Executive actually submits Executive’s written resignation to the Chairman of INTCX’s Board of Directors during the sixty (60) day period which begins immediately after the end of such thirty (30) day period if Executive reasonably and in good faith determines that Good Reason continues to exist after the end of such thirty (30) day period, or

          (b) INTCX states in writing to Executive that Executive has the right to treat any such act or omission as Good Reason under this Employment Agreement and Executive resigns during the sixty (60) day period which starts on the date such statement is actually delivered to Executive; and

     (7) If Executive consents in writing to any reduction described in § 4.2(f)(l) or § 4.2(f)(2), to any transfer described in § 4.2(f)(3) or to any change or failure described in § 4.2(f)(4) in lieu of exercising Executive’s right to resign for Good Reason and delivers such consent to the Chairman of INTCX’s Board of Directors, the date such consent is so delivered thereafter shall be treated under this definition as the Effective Date of a Change in Control for purposes of determining whether Executive subsequently has Good Reason under this Employment Agreement to resign as a result of any such subsequent reduction, transfer or change or failure.

            (g) Gross Up Payment. The term “Gross Up Payment” as used in this Employment Agreement shall mean a payment to or on behalf of Executive which shall be sufficient to pay (1) 100% of any excise tax described in this § 4.2(g), (2) 100% of any federal, state and local income tax and social security and other employment tax on the payment made to pay such excise tax as well as any additional taxes on such payment and (3) 100% of any interest or penalties assessed by the Internal Revenue Service on Executive which are related to the timely payment of such excise tax (unless such interest or penalties are attributable to Executive’s willful misconduct or gross negligence with respect to such timely payment). A Gross Up Payment shall be made by INTCX promptly after either INTCX or INTCX’s independent accountants determine that any payments and benefits called for under this Employment Agreement together with any other payments and benefits made available to Executive by INTCX and any other person will result in Executive’s being subject to an excise tax under § 4999 of the Internal Revenue Code of 1986, as amended (which shall be referred to in this § 4.2(g) as the “Code”) or such an excise tax is assessed against Executive as a result of any such payments and other benefits if Executive takes such action (other than waiving Executive’s right to any payments or benefits in excess of the payments or benefits which Executive has expressly agreed to waive under this § 4.2(g)) as INTCX reasonably requests under the circumstances to mitigate or challenge such excise tax; provided, however, if INTCX or INTCX’s independent accountants make the determination described in this § 4.2(g) and, further, determine that Executive will not be subject to any such excise tax if Executive waives Executive’s right to receive a part of such payments or benefits and such part does not exceed $25,000, Executive shall irrevocably waive Executive’s right to receive such part if an independent accountant or lawyer retained by Executive and paid by INTCX agrees with the determination made by INTCX or INTCX’s independent accountants with respect to the effect of such reduction in payments or benefits. Any determinations under this § 4.2(g) shall be made in accordance with § 280G of the Code and any applicable related regulations (whether proposed, temporary or final) and any related Internal Revenue Service rulings and any related case law and, if INTCX reasonably requests that Executive take action to mitigate or challenge, or to mitigate and challenge, any such tax or assessment (other than waiving Executive’s right to any payments or benefits in excess of the payments or benefits which Executive has expressly agreed to waive under this § 4.2(g)) and Executive complies with such request, INTCX shall provide Executive with such information and such expert advice and assistance from INTCX’s independent accountants, lawyers and other advisors as Executive may reasonably request and shall pay for all expenses incurred in effecting such compliance and any related fines, penalties, interest and other assessments.

     4.3. Termination By INTCX For Cause or By Executive Other Than For Good Reason. If INTCX terminates Executive’s employment for Cause or Executive resigns other than for Good Reason, INTCX’s only obligation to Executive under this Employment Agreement shall (subject to applicable withholdings) be to pay Executive’s base salary and annual bonus, if any, which were due and payable on the date Executive’s employment terminated and to reimburse Executive for expenses Executive had already incurred and which would have otherwise been reimbursed but for such termination of employment.

     4.4. Termination for Disability or Death.

          (a) General. INTCX shall have the right to terminate Executive’s employment on or after the date Executive has a Disability, and Executive’s employment shall terminate at Executive’s death.

          (b) Base Salary and Bonus. If Executive’s employment terminates under this § 4.4, INTCX’s only obligation under this Employment Agreement shall (subject to applicable withholdings) be (1) to pay Executive or, if Executive dies, Executive’s estate the base salary and annual bonus, if any, which were due and payable on the date Executive’s employment terminated and (2) to reimburse Executive or, if Executive dies, Executive’s estate for any expenses which Executive had already incurred and which would have otherwise been reimbursed but for such termination of employment.

     4.5. Benefits at Termination of Employment. Executive upon Executive’s termination of employment shall have the right to receive any benefits payable under INTCX’s employee benefit plans, programs and policies which Executive otherwise has a nonforfeitable right to receive under the terms of such plans, programs and policies independent of Executive’s rights under this Employment Agreement; however, if a payment is made to Executive under § 4.2(a) or § 4.2(b), such payment shall be in lieu of any severance pay under any severance pay plan, program or policy.

§ 5. COVENANTS BY EXECUTIVE

     5.1. INTCX Property.

          (a) General. Executive upon the termination of Executive’s employment for any reason or, if earlier, upon INTCX’s request shall promptly return all Property (as defined in § 5.1 (b)) which had been entrusted or made available to Executive by INTCX and, if any copy of any such Property was made by, or for, Executive, each and every copy of such Property.

          (b) Property. The term “Property” means records, files, memoranda, tapes, computer disks, reports, price lists, customer lists, drawings, plans, sketches, keys, computer hardware and software, cellular telephones, credit cards, access cards, identification cards, personal data assistants and the like, company cars and other tangible personal property of any kind or description.

     5.2. Trade Secrets.

          (a) General. Executive agrees that Executive will hold in a fiduciary capacity for the benefit of INTCX and each of its affiliates, and will not directly or indirectly use or disclose to any person not authorized by INTCX, any Trade Secret (as defined in § 5.2(b)) of INTCX or its affiliates that Executive may have acquired (whether or not developed or compiled by Executive and whether or not Executive is authorized to have access to such information) during the term of, and in the course of, or as a result of Executive’s employment by INTCX or its affiliates for so long as such information remains a Trade Secret.

          (b) Trade Secret. The term “Trade Secret” for purposes of this Employment Agreement means information, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers that (a) derives economic value, actual or potential, from not being generally known to, and not being generally readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and (b) is the subject of reasonable efforts by INTCX and its affiliates to maintain its secrecy.

          (c) Additional Rights. This § 5.2 is intended to provide rights to INTCX and its affiliates which are in addition to, not in lieu of, those rights INTCX and its affiliates have under the common law or applicable statutes for the protection of trade secrets.

     5.3. Confidential Information.

          (a) General. Executive while employed under this Employment Agreement and thereafter during the Restricted Period (as defined in § 5.4) shall hold in a fiduciary capacity for the benefit of INTCX and its affiliates, and shall not directly or indirectly use or disclose to any person not authorized by INTCX, any Confidential Information (as defined in § 5.3(b)) of INTCX or its affiliates that Executive may have acquired (whether or not developed or compiled by Executive and whether or not Executive is authorized to have access to such information) during the term of, and in the course of, or as a result of Executive’s employment by INTCX or its affiliates.

          (b) Confidential Information. The term “Confidential Information” for purposes of this Employment Agreement means any secret, confidential or proprietary information possessed by INTCX or its affiliates relating to their businesses, including, without limitation, customer lists, details of client or consultant contracts, current and anticipated customer requirements, pricing policies, price lists, market studies, business plans, operational methods, marketing plans or strategies, product development techniques or flaws, computer software programs (including object codes and source codes), data and documentation, data, base technologies, systems, structures and architectures, inventions and ideas, past, current and planned research and development, compilations, devices, methods, techniques, processes, future business plans, licensing strategies, advertising campaigns, financial information and data, business acquisition plans and new personnel acquisition plans (not otherwise included in the definition of a Trade Secret under this Employment Agreement) that has not become generally available to the public by the act of one who has the right to disclose such information without violating any right of INTCX or its affiliates.

          (c) Additional Rights. This § 5.3 is intended to provide rights to INTCX and its affiliates which are in addition to, not in lieu of, those rights INTCX and its affiliates have under the common law or applicable statutes for the protection of confidential information.

     5.4. Restricted Period. The term “Restricted Period” for purposes of this Employment Agreement shall mean the remainder of the Term without regard to the reason for Executive’s termination of employment.

     5.5. Nonsolicitation of Customers or Employees.

          (a) Customers. Executive, while employed under this Employment Agreement and thereafter during the Restricted Period, shall not, on Executive’s own behalf or on behalf of any person, firm partnership, association, corporation or business organization, entity or enterprise, call on or solicit for the purpose of competing with INTCX or its affiliates any customers of INTCX or its affiliates with whom Executive had contact, knowledge, or association at any time during Executive’s employment with INTCX or its affiliates, or with respect to the Restricted Period, at any time during the twenty-four (24) month period immediately preceding the beginning of the Restricted Period.

          (b) Employees. Executive, while employed under this Employment Agreement and thereafter during the Restricted Period, shall not, either directly or indirectly, call on, solicit or attempt to induce any other officer, employee or independent contractor of INTCX or its affiliates with whom Executive had contact, knowledge of, or association at any time during Executive’s employment with INTCX or its affiliates, or with respect to the Restricted Period, at any time during the twelve (12) month period immediately preceding the beginning of the Restricted Period, to terminate his or her employment or business relationship with INTCX or its or its affiliates and shall not assist any other person or entity in such a solicitation.

     5.6. Intellectual Property Rights. Executive hereby unconditionally and irrevocably assigns to INTCX all of Executive’s right, title and interest in any ideas, inventions, trademarks, copyrights, developments and improvements that Executive conceives, alone or with others, during the Term, whether or not conceived during working hours, which are within the scope of INTCX’s business operations or relate to any of INTCX’s work, projects or research activities, all of which shall be referred to as “Intellectual Property”, and Executive shall assist INTCX, at INTCX’s expense, in obtaining patents, copyright and trademark registrations for Intellectual Property, execute and deliver all documents and do any and all things necessary and proper on Executive’s part to obtain such patents and copyright and trademark registrations and execute specific assignments and other documents for such Intellectual Property as may be considered necessary or appropriate by INTCX at any time during Executive’s employment. This § 5.6 shall not apply to any invention that Executive develops entirely on Executive’s own time without using INTCX’s equipment, supplies, facilities, or trade secret information. Executive agrees not place Intellectual Property in the public domain or disclose any inventions to third parties without the prior written consent of INTCX.

     5.7. Non-Compete. Executive and INTCX agree that (a) INTCX is engaged in a business-to-business electronic exchange for trading commodities, which shall be referred to as the “Business”, (b) the Business can be and is conducted anywhere there is access to the internet, (c) the Business can be and is available to any person or entity who or which has access to the internet and desires to trade, or to monitor the trading of, commodities, (d) the Business consequently has no geographic boundary or limitation and will have none during the Term, (e) Executive is, and is expected to continue to be during the Term, intimately involved in the Business wherever it operates, (f) any covenant by Executive not to compete with INTCX which is restricted to a specific area or territory, including an area in which INTCX has offices or equipment or from which trades have been initiated, would thus provide no meaningful protection to INTCX and (g) this § 5.7 is intended to provide fair and reasonable protection to INTCX in light of the unique circumstances of the Business. Executive therefore agrees that Executive shall not during the Term, or, if less, for the one (1) year period which starts on the date Executive’s employment terminates under this Employment Agreement assume or perform, directly or indirectly, whether as an owner, partner, employee, agent, consultant, advisor, contractor, salesman, stockholder, investor, officer or director, any managerial or supervisory responsibilities and duties that are substantially the same as those Executive performs for INTCX on the date Executive executes this Employment Agreement for or on behalf of any other corporation, partnership, venture, or other business entity that engages in any business-to-business electronic exchange for trading commodities if any site of any of the offices or equipment of such competitive business is in the United States, Canada, Mexico, Central America, South America or in any country which is a member of the European Union; provided, however, Executive may own up to five percent (5%) of the stock of a publicly traded company that engages in such competitive business so long as Executive is only a passive investor and is not actively involved in such company in any way.

     5.8. Reasonable and Continuing Obligations. Executive agrees that Executive’s obligations under this § 5 are obligations which will continue beyond the date Executive’s employment terminates and that such obligations are reasonable and necessary to protect INTCX’s legitimate business interests. INTCX in addition shall have the right to take such other action as INTCX deems necessary or appropriate to compel compliance with the provisions of this § 5.

     5.9. Remedy for Breach. Executive agrees that the remedies at law of INTCX for any actual or threatened breach by Executive of the covenants in this § 5 would be inadequate and that INTCX shall be entitled to specific performance of the covenants in this § 5, including entry of an ex parte, temporary restraining order in state or federal court, preliminary and permanent injunctive relief against activities in violation of this § 5, or both, or other appropriate judicial remedy, writ or order, in addition to any damages and legal expenses which INTCX may be legally entitled to recover. Executive acknowledges and agrees that the covenants in this § 5 shall be construed as agreements independent of any other provision of this or any other agreement between INTCX and Executive, and that the existence of any claim or cause of action by Executive against INTCX, whether predicated upon this Employment Agreement or any other agreement, shall not constitute a defense to the enforcement by INTCX of such covenants.

§ 6. MISCELLANEOUS

     6.1. Notices. Notices and all other communications shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail. Notices to INTCX shall be sent to 2100 RiverEdge Parkway, Fifth Floor, Atlanta, Georgia 30328, Attention: Corporate Secretary. Notices and communications to Executive shall be sent to the address Executive most recently provided to INTCX.

     6.2. No Waiver. Except for the notice described in § 6.1, no failure by either INTCX or Executive at any time to give notice of any breach by the other of, or to require compliance with, any condition or provision of this Employment Agreement shall be deemed a waiver of any provisions or conditions of this Employment Agreement.

     6.3. Choice of Law and Courts. This Employment Agreement shall be governed by Georgia law (except to the extent that its choice of law provisions would call for the application of the law of another jurisdiction), and (subject to § 6.8) any action that may be brought by either INTCX or Executive involving the enforcement of this Employment Agreement or any rights, duties, or obligations under this Employment Agreement, shall be brought exclusively in the state or federal courts sitting in Atlanta, Georgia, and Executive consents and waives any objection to personal jurisdiction and venue in these courts for any such action.

     6.4. Assignment and Binding Effect. This Employment Agreement shall be binding upon and inure to the benefit of INTCX and any successor to all or substantially all of the business or assets of INTCX. INTCX may assign this Employment Agreement to any affiliate or successor, and no such assignment shall be treated as a termination of Executive’s employment under this Employment Agreement. Executive’s rights and obligations under this Employment Agreement are personal and shall not be assigned or transferred. Any such assignment or attempted assignment by Executive shall be null, void, and of no legal effect.

     6.5. Other Agreements. This Employment Agreement replaces and merges any and all previous agreements and understandings regarding all the terms and conditions of Executive’s employment relationship with INTCX, and this Employment Agreement constitutes the entire agreement of INTCX and Executive with respect to such terms and conditions.

     6.6. Amendment. Except as provided in § 6.7, no amendment or modification to this Employment Agreement shall be effective unless it is in writing and signed by INTCX and by Executive.

     6.7. Severability. If any provision of this Employment Agreement shall be found invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render such provision valid and enforceable, or shall be deemed excised from this Employment Agreement, as may be required under applicable law, and this Employment Agreement shall be construed and enforced to the maximum extent permitted by applicable law, as if such provision had been originally incorporated in this Employment Agreement as so modified or restricted, or as if such provision had not been originally incorporated in this Employment Agreement, as the case may be.

     6.8. Arbitration. INTCX shall have the right to obtain an injunction or other equitable relief arising out of the Executive’s breach of the provisions of § 5 of this Employment Agreement. However, any other controversy or claim arising out of or relating to this Employment Agreement or any alleged breach of this Employment Agreement shall be settled by binding arbitration in Atlanta, Georgia in accordance with the rules of the American Arbitration Association then applicable to employment-related disputes and any judgment upon any award, which may include an award of damages, may be entered in the highest state or federal court having jurisdiction over such award. In the event of the termination of Executive’s employment, Executive’s sole remedy shall be arbitration under this § 6.8 and any award of damages shall be limited to recovery of lost compensation and benefits provided for in this Employment Agreement. No punitive damages may be awarded to Executive. INTCX shall be responsible for paying all reasonable fees of the arbitrator.

     6.9. Executive’s Legal Fees and Expenses.

          (a) Negotiation of this Employment Agreement. INTCX shall reimburse Executive for Executive’s reasonable legal fees and expenses which Executive incurs in connection with the review and negotiation of this Employment Agreement subject to a cap of $3,000. Any such reimbursement shall be made subject to applicable withholdings.

          (b) Claims Unrelated to a Change in Control. INTCX shall have no obligation under the terms of this Employment Agreement to reimburse Executive for any of Executive’s legal fees and expenses for any claims under this Employment Agreement except (i) with respect to his rights under § 4.2(a)(5) to one or, if necessary, more than one Gross Up Payment (as described in and paid in accordance with § 4.2(g)), or (ii) as provided in § 6.9(c).

          (c) Claims Related to a Change in Control. INTCX shall reimburse Executive for all Executive’s reasonable legal fees and expenses which Executive incurs in connection with any claim made with respect to Executive’s rights under § 4.2(b), including his rights under § 4.2(b)(5) to one or, if necessary, more than one, Gross Up Payment (as described in and paid in accordance with § 4.2(g)). Any such reimbursement shall be made subject to applicable withholdings.

     6.10. Release. As a condition to INTCX’s making any payments to Executive after Executive’s termination of employment under this Employment Agreement (other than the compensation earned before such termination and the benefits due under INTCX’s employee benefit plans without regard to the terms of this Employment Agreement), Executive or, if Executive is deceased, Executive’s estate shall execute a release in the form of the release attached to this Employment Agreement as Exhibit A, or in such other form as is acceptable to INTCX and Executive.

     6.11. Counterparts. This Employment Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same Employment Agreement.

     6.12. Headings; References. The headings and captions used in this Employment Agreement are used for convenience only and are not to be considered in construing or interpreting this Employment Agreement. Any reference to a section (§) shall be to a section (§) of this Employment Agreement absent an express statement to the contrary in this Employment Agreement.

     IN WITNESS WHEREOF, INTCX and Executive have executed this Employment Agreement in multiple originals to be effective on the date this Employment Agreement is signed by INTCX.

INTERCONTINENTALEXCHANGE, INC.
By:	/s/ Richard L. Sandor

Title:	Chairman, Compensation Committee

This 14th day of April, 2003

EXECUTIVE
/s/ Richard V. Spencer

This 3rd day of April, 2003

EXHIBIT A

FULL AND COMPLETE GENERAL RELEASE

I, Richard V. Spencer, in consideration of the payment of the benefits described in § 4 of my Employment Agreement with respect to which this Full and Complete Release of Employment-Related Claims is attached as Exhibit A (my “Employment Agreement”), for myself and my spouse, heirs, executors, administrators and assigns, do hereby knowingly and voluntarily release and forever discharge IntercontinentalExchange, Inc. and its subsidiaries, affiliates, and benefit plans (collectively the “Company”), and their respective current and former directors, officers, administrators, trustees, employees, agents, and other representatives, from all debts, claims, actions, causes of action (including without limitation under the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101 et seq.; and those federal, state, local, and foreign laws prohibiting employment discrimination based on age, sex, race, color, national origin, religion, disability, veteran or marital status, sexual orientation, or any other protected trait or characteristic, or retaliation for engaging in any protected activity, including without limitation the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq., as amended by the Older Workers Benefit Protection Act, P.L. 101-433; the Equal Pay Act of 1963, 9 U.S.C. § 206, et seq.; Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq.; the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Civil Rights Act of 1991, 42 U.S.C. § 1981a; the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, 29 U.S.C. § 791 et seq.; the Family and Medical Leave Act of 1993, 28 U.S.C. §§ 2601 and 2611 et seq.; and comparable state, local, and foreign causes of action, whether statutory or common law), suits, dues, sums of money, accounts, reckonings, covenants, contracts, claims for costs or attorneys’ fees, controversies, agreements, promises, and all liabilities arising out of or related to my employment, my separation from employment with the Company and my Employment Agreement, at law, in equity, or otherwise, KNOWN OR UNKNOWN, fixed or contingent, which I ever had, now have, or may have, or which I, my spouse, heirs, executors, administrators or assigns hereafter can, shall or may have, from the beginning of time through the date on which I sign this Full and Complete Release of Employment-Related Claims (this “Release”) (collectively the “Released Claims”). Notwithstanding the foregoing, this Release shall not apply with respect to (1) any indemnification and hold harmless rights or rights to the advancement of expenses which I may have (independent of my Employment Agreement) as an employee, officer or director of the Company under applicable law or in accordance with the Company’s Articles of Incorporation or Bylaws, any contractual arrangements concerning such indemnification or rights, or claims covered by the Company’s insurance policies or applicable law, (2) my rights under the Employment Agreement to the benefits described in § 4 of my Employment Agreement or under any other contractual obligation of the Company to me, which is independent of any obligations under my Employment Agreement or (3) any claims under the terms of Article VI of the Contribution and Asset Transfer Agreement dated May 11,2000 by and between IntercontinentalExchange, LLC, Continental Power Exchange, Inc. and me.

     I warrant and represent that I have made no sale, assignment, or other transfer, or attempted sale, assignment, or other transfer, of any of the Released Claims.

     I fully understand and agree that:

1.	this Release is in exchange for payment of the benefits described in § 4 of my Employment Agreement with respect to which this Release is attached as Exhibit A and with respect to which I would otherwise not be entitled;

2.	no rights or claims are released or waived that may arise after the date this Release is signed by me;

3.	I am here advised to consult with an attorney before signing this Release;

4.	I have 21 days from the date my employment terminates under my Employment Agreement within which to consider whether or not to sign this Release;

5.	If I timely sign this Release, I have 7 days following the date I sign this Release to revoke this Release;

6.	If I want to revoke this Release, I will need to do so pursuant to the procedure set forth in this Release within such 7 day revocation period; and

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7.	This Release shall not become effective or enforceable until the end of such 7 day revocation period unless I revoke this Release pursuant to the procedure set forth in this Release before the end of such 7 day revocation period.

     If I choose to revoke this Release, I must do so before the time this Release becomes effective and enforceable by notifying the Company in writing. This written notice of revocation must be mailed by U.S. first class mail, U.S. certified mail, or internal Company mail within the 7 day revocation period described in this Release and addressed as follows:

IntercontinentalExchange, Inc.
Attention: Corporate Secretary
2100 RiverEdge Parkway
Fifth Floor
Atlanta, GA 30328

     I further covenant and agree that I shall cooperate with the Company in any pending or future matters, including without limitation any litigation, investigation, or other dispute, in which I, by virtue of my prior employment with the Company, have relevant knowledge or information, all subject to the Company’s being willing to reimburse me for any reasonable expenses which I incur in undertaking to cooperate with the Company.

     I additionally understand and agree that this Release is not and shall not be construed to be an admission of liability of any kind on the part of the Company or any of the other persons or entities hereby released.

     This Release is the complete understanding between me and the Company in respect of the subject matter of this Release and supersedes all prior agreements

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relating to the same subject matter. I have not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release.

     In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release shall remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law.

     This Release is to be governed and enforced under the laws of the State of Georgia (except to the extent that Georgia conflicts of law rules would call for the application of the law of another jurisdiction).

     This Release inures to the benefit of the Company and its successors and assigns.

     I have carefully read this Release, fully understand each of its terms and conditions, and intend to abide by this Release in every respect. As such, I knowingly and voluntarily sign this Release.

Richard V. Spencer

Date:

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